Exhibit 2.2

TAX MATTERS AGREEMENT

BY AND BETWEEN

CONSOL ENERGY INC.

AND

CONSOL MINING CORPORATION

DATED AS OF NOVEMBER 28, 2017

TABLE OF CONTENTS

Section 1.	Definition of Terms.	2

Section 2.	Allocation of Tax Liabilities.	9

	Section 2.01 General Rule	9

	Section 2.02 Allocation of United States Federal Income Tax	10

	Section 2.03 Allocation of State Income and State Other Taxes	10

	Section 2.04 Allocation of Foreign Taxes	10

	Section 2.05 Certain Transaction and Other Taxes	11

Section 3.	Proration of Taxes for Straddle Periods and Certain Other Periods.	11

Section 4.	Preparation and Filing of Tax Returns.	13

	Section 4.01 General	13

	Section 4.02 Parent’s Responsibility	13

	Section 4.03 CoalCo’s Responsibility	13

	Section 4.04 Tax Accounting Practices	13

	Section 4.05 Consolidated or Combined Tax Returns	13

	Section 4.06 Right to Review Tax Returns	14

	Section 4.07 CoalCo Carryback Items and Claims for Refund	14

	Section 4.08 Apportionment of Earnings and Profits and Tax Attributes	14

Section 5.	Tax Payments.	15

	Section 5.01 Payment of Taxes with Respect to Parent Federal Consolidated Income Tax Returns and Parent State Combined Income Tax Returns	15

	Section 5.02 Payment of Taxes with Respect to Joint Returns (Other Than a Parent Federal Consolidated Income Tax Return or Parent State Combined Income Tax Return) and Certain Returns of Other Taxes	15

	Section 5.03 Payment of Separate Company Taxes	16

	Section 5.04 Indemnification Payments	16

Section 6.	Tax Benefits.	16

	Section 6.01 Tax Benefits	16

	Section 6.02 Parent and CoalCo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation	16

Section 7.	Tax-Free Status.	17

	Section 7.01 Representations	17

	Section 7.02 Restrictions on CoalCo	17

	Section 7.03 Restrictions on Parent	18

	Section 7.04 Procedures Regarding Opinions and Post-Distribution Rulings	18

	Section 7.05 Liability for Tax-Related Losses	19

	Section 7.06 Section 336(e) Election	20

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ii

Section 17.10 Counterparts	27

Section 17.11 Governing Law	27

Section 17.12 Jurisdiction	27

Section 17.13 Amendment	27

Section 17.14 CoalCo Subsidiaries	27

Section 17.15 Successors	27

Section 17.16 Injunctions	27

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of November 28, 2017, by and between CONSOL Energy Inc., a Delaware corporation (“Parent”), and CONSOL Mining Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“CoalCo”) (collectively, the “Companies” and each a “Company”).

RECITALS

WHEREAS, Parent and CoalCo have entered into a Separation and Distribution Agreement, dated as of November 28, 2017 (the “Separation and Distribution Agreement”), providing for the separation of the Parent Group from the CoalCo Group;

WHEREAS, pursuant to the terms of the Separation and Distribution Agreement, Parent will, among other things, (i) transfer the Coal Assets to CoalCo and its Subsidiaries, in actual or constructive exchange for (a) the issuance by CoalCo to Parent of CoalCo Common Stock, (b) the assumption by CoalCo and its Subsidiaries of the CoalCo Liabilities, and (c) the transfer by CoalCo to Parent of cash in an amount equal to $425 million (the “Cash Payment”), (ii) transfer the Cash Payment to third-party creditors or stockholders of Parent in connection with the reorganization and as contemplated by the Ruling Request (the “Creditor Repayment”), and (iii) effect the Distribution;

WHEREAS, for U.S. Federal Income Tax purposes, it is intended that the Contribution and Distribution shall qualify as transactions that are generally tax free pursuant to Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, as of the date hereof, Parent is the common parent of an affiliated group (as defined in Section 1504 of the Code) of corporations, including CoalCo, which has elected to file consolidated Federal Income Tax Returns;

WHEREAS, as a result of the Distribution, CoalCo and its subsidiaries will cease to be members of the affiliated group of which Parent is the common parent (the “Deconsolidation”);

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Accounting Cutoff Date” shall mean, with respect to CoalCo, any date as of the end of which there is a closing of the financial accounting records for such entity.

“Adjustment Request” shall mean any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, Refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for Refund or credit of Taxes previously paid.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. The status of an Affiliate shall be determined immediately after the Distribution. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement, (a) no member of the CoalCo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the CoalCo Group.

“Agreement” shall mean this Tax Matters Agreement.

“Ancillary Agreements” shall have the meaning set forth in the Separation and Distribution Agreement.

“Approvals or Notifications” shall have the meaning set forth in the Separation and Distribution Agreement.

“business day” shall have the meaning set forth in the Separation and Distribution Agreement.

“CFO Certificate” shall have the meaning set forth in Section 7.02(e) of this Agreement.

“Coal Asset” shall have the meaning set forth in the Separation and Distribution Agreement.

“CoalCo” shall have the meaning set forth in the first sentence of this Agreement, and references herein to CoalCo shall include any entity treated as a successor to CoalCo.

“CoalCo Active Trade or Business” shall mean the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) of the Coal Active Business by CoalCo’s “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) and (in respect of the portion of the Coal Active Business comprising the MLP Business) through CNX Coal Resources (“Coal Active Business” and “MLP Business” each having the meaning set forth with respect to such term in the Representation Letters supporting the opinion of Parent’s Tax Advisors issued in connection with the closing of the Distribution).

“CoalCo Capital Stock” shall mean all classes or series of capital stock of CoalCo, including (i) the CoalCo Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in CoalCo for U.S. Federal Income Tax purposes.

“CoalCo Carryback Item” shall mean any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the CoalCo Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“CoalCo Common Stock” shall have the meaning ascribed to the term “CoalCo Shares” in the Separation and Distribution Agreement.

“CoalCo Federal Consolidated Income Tax Return” shall mean any Federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code) of which CoalCo is the common parent.

“CoalCo Group” shall mean (a) prior to the Effective Time, CoalCo and each Person that will be an Affiliate of CoalCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not an Affiliate of CoalCo; and (b) on and after the Effective Time, CoalCo and each Person that is an Affiliate of CoalCo.

“CoalCo Retained Other Taxes” shall mean Other Taxes incurred in the ordinary course of business that have been accrued on the financial statements of any member of the CoalCo Group as of the Distribution Date, excluding, for the avoidance of doubt, Other Taxes imposed with respect to the Transactions.

“CoalCo Separate Return” shall mean any Separate Return of CoalCo or any member of the CoalCo Group.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Combined Tax Ticket” shall have the meaning set forth in Section 3(c)(i) of this Agreement.

“Companies” and “Company” shall have the meaning set forth in the first sentence of this Agreement.

“Compensatory Equity Interests” shall have the meaning set forth in Section 6.02(a) of this Agreement.

“Contribution” shall mean the transfer of Coal Assets by Parent to CoalCo and its Subsidiaries pursuant to the Separation and Distribution Agreement in actual or constructive exchange for (i) the issuance by CoalCo to Parent of shares of CoalCo Common Stock, (ii) the assumption by CoalCo and its Subsidiaries of the CoalCo Liabilities and (iii) the transfer by CoalCo to Parent of the Cash Payment.

“Deconsolidation” shall have the meaning set forth in the recitals to this Agreement.

“Deconsolidation Date” shall mean the last date on which CoalCo qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which Parent is the common parent.

“DGCL” shall mean the Delaware General Corporation Law.

“Distribution” shall mean the distribution by Parent of all the common stock of CoalCo pro rata to holders of Parent common stock as more fully described in the Separation and Distribution Agreement.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distribution-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to (i) adversely affect the Tax-Free Status of the Contribution and Distribution or (ii) jeopardize or prevent a Separation Transaction having the tax treatment described in the Tax Opinions/Rulings.

“Due Date” means with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law.

“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of November 28, 2017, by and between Parent and CoalCo.

“Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Income Tax Return” shall mean any Tax Return of (i) any member of the CoalCo Group (including any consolidated, combined or unitary return), or (ii) any member of the Parent Group (including any consolidated, combined or unitary return), in each case, with respect to Federal Income Taxes, including any Parent Federal Consolidated Income Tax Return and any CoalCo Federal Consolidated Income Tax Return.

“Federal Other Tax” shall mean any Tax imposed by the federal government of the United States of America other than any Federal Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Tax” shall mean any Federal Income Tax or Federal Other Tax.

“Federal Tax Return” shall mean any Tax Return of (i) any member of the CoalCo Group (including any consolidated, combined or unitary return), or (ii) any member of the Parent Group (including any consolidated, combined or unitary return), in each case, with respect to Federal Taxes.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” shall have the meaning set forth in Section 7.05(d) of this Agreement.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Foreign Income Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Other Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Tax” shall mean any Foreign Income Taxes or Foreign Other Taxes.

“Foreign Tax Return” shall mean any Tax Return of (i) any member of the CoalCo Group (including any consolidated, combined or unitary return), or (ii) any member of the Parent Group (including any consolidated, combined or unitary return), in each case, with respect to Foreign Taxes.

“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.

“Group” shall mean the Parent Group or the CoalCo Group, or both, as the context requires.

“Income Tax” shall mean any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Indemnitee” shall have the meaning set forth in Section 13.03 of this Agreement.

“Indemnitor” shall have the meaning set forth in Section 13.03 of this Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Return” shall mean any Tax Return of a member of the Parent Group or the CoalCo Group that is not a Separate Return.

“Notified Action” shall have the meaning set forth in Section 7.04(a) of this Agreement.

“Other Tax” shall mean any Federal Other Tax, State Other Tax, or Foreign Other Tax.

“Parent” shall have the meaning set forth in the first sentence of this Agreement.

“Parent Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for Refund asserted in a Tax Contest to the extent Parent would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“Parent Affiliated Group” shall have the meaning set forth in the definition of “Parent Federal Consolidated Income Tax Return.”

“Parent Asset” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Federal Consolidated Income Tax Return” shall mean any Federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Parent is the common parent (the “Parent Affiliated Group”).

“Parent Foreign Combined Income Tax Return” shall mean a consolidated, combined or unitary or other similar Foreign Income Tax Return or any Foreign Income Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the CoalCo Group.

“Parent Group” shall mean Parent and each Person that is an Affiliate of Parent (other than CoalCo and any other member of the CoalCo Group).

“Parent Separate Return” shall mean any Separate Return of Parent or any member of the Parent Group.

“Parent State Combined Income Tax Return” shall mean a consolidated, combined or unitary or other similar State Income Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the CoalCo Group.

“Party” shall mean any party to this Agreement as the context requires.

“Past Practices” shall have the meaning set forth in Section 4.02(a) of this Agreement.

“Payment Date” shall mean (i) with respect to any Parent Federal Consolidated Income Tax Return, the Due Date for any required installment of estimated taxes determined under Section 6655 of the Code, the Due Date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” shall have the meaning set forth in Section 5.04(a) of this Agreement.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. Federal Income Tax purposes.

“Post-Deconsolidation Period” shall mean any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.

“Post-Distribution Ruling” shall have the meaning set forth in Section 7.02(d) of this Agreement.

“Pre-Deconsolidation Period” shall mean any Tax Period ending on or before the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

“Prime Rate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Privilege” shall mean any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by CoalCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which CoalCo would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from CoalCo and/or one or more holders of outstanding shares of CoalCo Capital Stock, a number of shares of CoalCo Capital Stock that would, when combined with any other changes in ownership of CoalCo Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of CoalCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of CoalCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by CoalCo of a shareholder rights plan or (B) issuances by CoalCo that satisfy “Safe Harbor VIII” (relating to acquisitions in connection with a person’s performance of services) or “Safe Harbor IX” (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.

“Recipient” shall mean, with respect to the transfers occurring pursuant to the Transactions, the Party receiving assets and/or liabilities.

“Refund” shall mean any refund of Taxes, including any refund or reduction in Tax Liabilities by means of a credit or offset.

“Representation Letters” shall mean the statements of facts and representations, officer’s certificates, representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS or other Tax Authority) delivered by, or on behalf of, Parent, CoalCo or others to a Tax Advisor or Tax Authority in connection with the issuance by such Tax Advisor and/or the issuance by the IRS or other Tax Authority of the Tax Opinions/Rulings.

“Required Party” shall have the meaning set forth in Section 5.04(a) of this Agreement.

“Responsible Company” shall mean, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Restriction Period” shall mean the period beginning on the date hereof and ending on the day after the two-year anniversary of the Distribution Date.

“Retained PAMC Business” shall have the meaning set forth with respect to such term in the Representation Letters supporting the opinion of Parent’s Tax Advisors issued in connection with the closing of the Distribution.

“Retention Date” shall have the meaning set forth in Section 9.01 of this Agreement.

“Ruling Request” shall mean any letter filed by Parent with the IRS or other Tax Authority requesting a ruling regarding certain tax consequences of any of the Separation Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendments or supplements to such ruling request letter.

“Section 336(e) Election” shall have the meaning set forth in Section 7.06 of this Agreement.

“Section 7.02(e) Acquisition Transaction” shall mean any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separate Return” shall mean (a) in the case of any Tax Return of any member of the CoalCo Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Parent Group and (b) in the case of any Tax Return of any member of the Parent Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the CoalCo Group.

“Separate Tax Ticket” shall have the meaning set forth in Section 3(c)(i) of this Agreement.

“Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Separation Transactions” shall mean the Contribution, the Distribution and the other transactions contemplated by the Separation and Distribution Agreement.

“State Income Tax” shall mean any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or any city or municipality located therein, which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Income Tax Return” shall mean any Tax Return with respect to State Income Taxes.

“State Other Tax” shall mean any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or by any city or municipality located therein, other than any State Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Tax” shall mean any State Income Taxes or State Other Taxes.

“State Tax Return” shall mean any Tax Return of (i) any member of the CoalCo Group (including any consolidated, combined or unitary return), or (ii) any member of the Parent Group (including any consolidated, combined or unitary return), in each case, with respect to State Taxes.

“Straddle Period” shall mean any Tax Period that begins on or before and ends after the Deconsolidation Date.

“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.

“Tax” or “Taxes” shall mean any income, gross income, gross receipts, profits, capital stock, franchise, withholding, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” shall mean a United States tax counsel or accountant of recognized national standing.

“Tax Advisor Dispute” shall have the meaning set forth in Section 14 of this Agreement.

“Tax Attribute” or “Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” shall mean any loss, deduction, Refund, credit, or other item reducing Taxes otherwise payable.

“Tax Contest” shall mean an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for Refund).

“Tax-Free Status” shall mean the qualification of the Contribution and Distribution, taken together, (a) as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2) and 361(c)(2) of the Code, and (c) as a transaction in which Parent, CoalCo and the members of their respective Groups recognize no income or gain for U.S. Federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than (x) gain recognized pursuant to Section 361(b) with respect to any portion of the Cash Payment that is not transferred to shareholders or creditors of Parent in connection with the Contribution and Distribution or (y) intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” shall mean, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” shall mean the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” shall mean each opinion of a Tax Advisor and/or the rulings by the IRS or other Tax Authorities delivered to Parent in connection with and regarding the Federal Income Tax treatment of the Contribution and the Distribution, or otherwise with respect to the Separation Transactions.

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall mean any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” shall mean (i) all federal, state, local and foreign Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all reasonable accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all reasonable costs and expenses and any damages associated with stockholder litigation or controversies and any amount required to be paid by Parent (or any Parent Affiliate) or CoalCo (or any CoalCo Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from (x) the failure of the Contribution and the Distribution to have Tax-Free Status or (y) the failure of any Separation Transaction to have the tax treatment described in the Tax Opinions/Rulings; provided, that amounts shall be treated as having been required to be paid for purposes of clause (iii) of this definition to the extent they are paid in a good faith compromise of an asserted claim.

“Tax Return” or “Return” shall mean any report of Taxes due, any claim for Refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing. A Tax Return shall not be construed to include a Separate Tax Ticket, a Combined Tax Ticket or any other tax ticket described in Section 3(c) of this Agreement.

“Transactions” shall mean the Contribution, the Distribution, the Creditor Repayment, and the other transactions contemplated by the Separation and Distribution Agreement.

“Transferee Party” shall mean (i) CoalCo or the applicable member(s) of the CoalCo Group to which Coal Assets are contributed, assigned, transferred, conveyed or delivered by Parent or applicable members of the Parent Group, pursuant to the Plan of Reorganization set forth in Section 2.1(a) of the Separation and Distribution Agreement, and (ii) Parent or the applicable member(s) of the Parent Group to which Parent Assets are contributed, assigned, transferred, conveyed or delivered by CoalCo or applicable members of the CoalCo Group, pursuant to such Plan of Reorganization; in each case, as applicable.

“Transferor” shall mean, with respect to the transfers occurring pursuant to the Transactions, the Party transferring assets and/or liabilities.

“Transferred Assets” shall mean (i) the Coal Assets that are contributed, assigned, transferred, conveyed or delivered to CoalCo, or the applicable member(s) of the CoalCo Group, by Parent or applicable members of the Parent Group, pursuant to the Plan of Reorganization set forth in Section 2.1(a) of the Separation and Distribution Agreement, and (ii) the Parent Assets that are contributed, assigned, transferred, conveyed or delivered to Parent, or member(s) of the Parent Group designated by Parent, by CoalCo or the applicable members of the CoalCo Group, pursuant to such Plan of Reorganization; in each case, as applicable. “Transferred Asset” shall be accordingly construed to mean each of the Transferred Assets, individually. For the absence of doubt, any entity (and the equity interests in any entity) shall not be construed to be a “Transferred Asset.”

“Transferred Entities” shall have the meaning in the Separation and Distribution Agreement.

“Transferring Party” shall mean (i) the Parent or applicable member(s) of the Parent Group that contribute, assign, transfer, convey or deliver one or more Coal Assets to CoalCo or applicable members of the CoalCo Group, pursuant to the Plan of Reorganization set forth in Section 2.1(a) of the Separation and Distribution Agreement, and (ii) CoalCo or applicable member(s) of the CoalCo Group that contribute, assign, transfer, convey or deliver one or more Parent Assets to Parent or the applicable member(s) of the Parent Group, pursuant to such Plan of Reorganization; in each case, as applicable.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” shall mean an unqualified opinion of a Tax Advisor on which Parent may rely to the effect that a transaction (i) will not affect the Tax-Free Status of the Contribution and the Distribution, and (ii) will not adversely affect any of the conclusions set forth in the Tax Opinions/Rulings; provided, that any tax opinion obtained in connection with a proposed acquisition of CoalCo Capital Stock entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution. Any such opinion must assume that the Contribution and Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.

Section 2. Allocation of Tax Liabilities.

Section 2.01 General Rule.

(a) Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the CoalCo Group from and against any liability for, Taxes that are allocated to Parent, or for which Parent is responsible, under this Section 2.

(b) CoalCo Liability. CoalCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, Taxes that are allocated to CoalCo, or for which CoalCo is responsible, under this Section 2.

(c) Costs and Expenses. The amounts for which Parent or CoalCo, as applicable, is liable pursuant to Sections 2.01(a) and (b), respectively, or for which either Company or a member of its Group is liable pursuant to Section 2.05, shall include all accounting, legal and other professional fees, and court costs incurred in connection with the relevant Taxes.

(d) Final Determination Taxes. For the avoidance of doubt, any reference to any Taxes due with respect to, attributable to or required to be reported on any Tax Return contained in Section 2.02, Section 2.03 or Section 2.04, and any reference to any Taxes in Section 2.05, shall include, unless specifically excluded, a reference to any such Taxes imposed or payable as a result of a Final Determination.

Section 2.02 Allocation of United States Federal Income Tax and Federal Other Tax. Except as otherwise provided in Section 2.05, Federal Income Tax and Federal Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Parent Federal Consolidated Income Tax Returns. With respect to any Parent Federal Consolidated Income Tax Return, Parent shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any such Income Tax Return (including any increase in such Tax as a result of a Final Determination).

(b) Allocation of Tax Relating to Federal Separate Income Tax Returns. (i) Parent shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Parent Separate Return (and any and all Federal Income Tax of Parent or any member of the Parent Group imposed by way of withholding by a member of the CoalCo Group), including any increase in such Tax as a result of a Final Determination; (ii) CoalCo shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any CoalCo Separate Return (and any and all Federal Income Tax of CoalCo or any member of the CoalCo Group imposed by way of withholding by a member of the Parent Group), including any increase in such Tax as a result of a Final Determination.

(c) Allocation of Federal Other Tax. Parent shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the Parent Group; (ii) CoalCo shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any CoalCo Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the CoalCo Group.

Section 2.03 Allocation of State Income and State Other Taxes. Except as otherwise provided in Section 2.05, State Income Tax and State Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Parent State Combined Income Tax Returns. Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent State Combined Income Tax Return (including any increase in such Tax as a result of a Final Determination).

(b) Allocation of State Income Tax Relating to Separate Returns. (i) Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent Separate Return (and any and all State Income Tax of Parent or any member of the Parent Group imposed by way of withholding by a member of the CoalCo Group), including any increase in such Tax as a result of a Final Determination; (ii) CoalCo shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any CoalCo Separate Return (and any and all State Income Tax of CoalCo or any member of the CoalCo Group imposed by way of withholding by a member of the Parent Group), including any increase in such Tax as a result of a Final Determination.

(c) Allocation of State Other Tax. Parent shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the Parent Group and CoalCo shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any CoalCo Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the CoalCo Group; provided, however, that (i) any sales, use or severance Taxes imposed for any Pre-Deconsolidation Period with respect to any Transferred Assets with respect to which Leatherwood Inc. is the Transferring Party shall be the responsibility of the relevant Transferee Party; (ii) any ad valorem and other property Taxes imposed with respect to a Transferred Asset for a taxable period that includes but does not end on the date of any transfer of such Transferred Asset from the Parent Group to the CoalCo Group (or from the CoalCo Group to the Parent Group, as applicable) in connection with the Separation Transactions (the “Asset Transfer Date”) shall be allocated between the Parent Group and the CoalCo Group pursuant to Section 3(c) below and (iii) any ad valorem and other property Taxes imposed for any taxable period ending on or prior to the relevant Asset Transfer Date with respect to any well property that is a Transferred Asset with respect to which Leatherwood Inc. is the Transferring Party and that have not been paid on or prior to such Asset Transfer Date shall be the responsibility of the relevant Transferee Party with respect to such well property.

Section 2.04 Allocation of Foreign Taxes. Except as otherwise provided in Section 2.05, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Parent Foreign Combined Income Tax Returns. Parent shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Parent Foreign Combined Income Tax Return (including any increase in such Tax as a result of a Final Determination).

(b) Allocation of Foreign Income Tax Relating to Separate Returns. (i) Parent shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Parent Separate Return (and any and all Foreign Income Tax of

Parent or any member of the Parent Group imposed by way of withholding by a member of the CoalCo Group), including any increase in such Foreign Income Tax as a result of a Final Determination; (ii) CoalCo shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any CoalCo Separate Return (and any and all Foreign Income Tax of CoalCo or any member of the CoalCo Group imposed by way of withholding by a member of the Parent Group), including any increase in such Foreign Income Tax as a result of a Final Determination.

(c) Allocation of Foreign Other Tax. Parent shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the Parent Group; (ii) CoalCo shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any CoalCo Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the CoalCo Group.

Section 2.05 Certain Transaction and Other Taxes.

(a) CoalCo Liability. CoalCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for:

(i) any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the CoalCo Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions; provided, however, in the case of any applicable state, county, or other local real estate transfer Tax, grantor Tax, or documentary transfer Tax imposed on the transfer of Transferred Assets, the relevant Transferee Party shall be liable for any such Tax notwithstanding which Party may be primarily liable under the applicable Tax Law;

(ii) any Tax resulting from a breach by CoalCo of any representation or covenant in this Agreement, the Separation and Distribution Agreement, any Ancillary Agreement, any Representation Letters or any Tax Opinions/Rulings; and

(iii) any Tax-Related Losses for which CoalCo is responsible pursuant to Section 7.05 of this Agreement.

(b) Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the CoalCo Group from and against any liability for:

(i) any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the Parent Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions; provided, however, in the case of any applicable state, county, or other local real estate transfer Tax, grantor Tax, or documentary transfer Tax imposed on the transfer of Transferred Assets, the relevant Transferee Party shall be liable for any such Tax notwithstanding which Party may be primarily liable under the applicable Tax Law;

(ii) any Tax resulting from a breach by Parent of any representation or covenant in this Agreement, the Separation and Distribution Agreement, any Ancillary Agreement, any Representation Letters or any Tax Opinions/Rulings; and

(iii) any Tax-Related Losses for which Parent is responsible pursuant to Section 7.05 of this Agreement.

Section 3. Proration of Taxes for Straddle Periods and Certain Other Periods.

(a) General Method of Proration. Except as provided in Section 3(c) below, in the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by Parent. With respect to the Parent Federal Consolidated Income Tax Return for the taxable year that includes the Distribution, Parent shall determine in its sole discretion whether to make an election under Treasury Regulations Section 1.1502-76(b)(2)(ii). If the Deconsolidation Date is not an Accounting Cutoff Date, the provisions of Treasury Regulations Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Deconsolidation Date.

(b) Transactions Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods.

(c) Ad Valorem and Other Property Taxes. Ad valorem and other property taxes imposed or assessed with respect to a Transferred Asset with respect to the taxable period during which the transfer of such Transferred Asset occurs (the “Current Property Taxes”) shall be prorated between the Transferring Party and the Transferee Party with respect to such Transferred Asset based on (x) in the case of a Transferred Asset that, prior to the Asset Transfer Date, (I) was not reflected on a tax bill or (II) formed a part of a Combined Tax Ticket (as defined below) that was subsequently separated into a Transferred Asset and a Parent Asset or a Coal Asset, as applicable, (A) the relative taxable values as of the Asset Transfer Date, of the Transferred Asset, on the one hand, and the Parent Asset or Coal Asset, as applicable, into which such asset was separated as a result of the transfer, on the other hand, and (B) the number of days during such taxable period that such Transferred Asset was owned, respectively, by the Transferring Party and by the Transferee Party, and (y) in the case of a Transferred Asset that, prior to the Asset Transfer Date, had a Separate Tax Ticket (as defined below), the number of days during such taxable period that such Transferred Asset was owned by the Transferring Party and the Transferee Party, respectively. The Transferring Party shall be responsible for the Current Property Taxes to the extent that they are attributable to such Transferred Asset for periods prior to the Asset Transfer Date and the Transferee Party shall be responsible for the Current Property Taxes to the extent that they are attributable to such Transferred Asset for periods on and after the Asset Transfer Date.

(i) Itemization. Within ninety (90) days following the Asset Transfer Date, or at least thirty (30) days prior to the date that the relevant Current Property Taxes become due and payable, whichever is earlier, the Transferring Party shall furnish the Transferee Party with a written list setting out, for each Transferred Asset that such Transferring Party contributed, assigned, transferred, conveyed or delivered unto such Transferee Party, the Transferring Party’s determination regarding whether there is or is not a separate tax ticket or bill that covers such Transferred Asset (each, a “Separate Tax Ticket”), a tax ticket or bill that covers both the Transferred Asset and a real property interest being retained by the Transferring Party (each, a “Combined Tax Ticket” that will need to be “split”), or any tax ticket or bill whatsoever that covers the Transferred Asset, and stating for each such Transferred Asset whether the Current Property Taxes have been paid in full as well as, if not paid in full, the amount of such Current Property Taxes that are, at the time, outstanding. The following payment obligations shall apply based upon such determination:

(A) If Separate Tax Ticket Exists. If at the Asset Transfer Date a Separate Tax Ticket exists for the Transferred Asset, the Transferee Party with respect to such Transferred Asset shall timely pay any outstanding, unpaid Current Property Taxes assessed against such Transferred Asset in full, so as to avoid any delinquency, penalty or forfeiture;

(B) If No Tax Ticket Exists. If at the Asset Transfer Date there is no tax ticket or bill that covers the Transferred Asset, the Transferee Party with respect to such Transferred Asset shall (x) cause the Transferred Asset to be entered for assessment of ad valorem or other applicable property taxes, and (y) pay any back ad valorem or other applicable property taxes, fees, penalties or interest relating thereto or necessary in order to preserve the rights of the Transferee Party relative to the Transferred Asset; and

(C) If a Combined Tax Ticket Exists. If at the Asset Transfer Date a Combined Tax Ticket exists with respect to the Transferred Asset, the Transferring Party with respect to such Transferred Asset shall timely pay any outstanding, unpaid Current Property Taxes shown on such Combined Tax Ticket in full, so as to avoid any delinquency, penalty or forfeiture.

(ii) Cooperation. The Transferring Party shall cooperate in good faith with the Transferee Party, including without limitation by furnishing copies of tax tickets, tax account numbers and other relevant tax information requested by the Transferee Party, in order to ensure that the Transferee Party has the information needed to timely pay the Current Property Taxes that the Transferee Party is required to pay pursuant to this Section 3(c). The Transferring Party and the Transferee Party shall cooperate in good faith with each other (each at its own cost and expense), including without limitation by (1) upon request executing, filing, submitting or delivering to the other Party such Approvals or Notifications, information or applications as are necessary or reasonably required, and (2) participating in and taking such actions as are necessary or reasonably requested, in each case, in order to obtain from any pertinent Tax Authority such Separate Tax Tickets or accounts as are needed for purposes of having any Transferred Asset for which there was no such Separate Tax Ticket at the Asset Transfer Date separately assessed in the name of the Transferee Party for the next taxable period beginning after such Asset Transfer Date or in order to have the Transferred Asset entered for assessment.

(iii) Reimbursement. Indemnity payments required for the payment of Current Property Taxes shall be invoiced and paid in accordance with Section 5.04. The Transferring Party shall reimburse the Transferee Party for (1) the Transferring Party’s pro rata share of any Current Property Taxes that the Transferee Party is obligated to timely pay pursuant to Section 3(c)(i)(A) hereof, and (2) all amounts paid to any Tax Authority by the Transferee Party pursuant to Section 3(c)(i)(B)(y) hereof, in each case, that are shown on such invoice. The Transferee Party shall reimburse the Transferring Party for (1) the Transferee Party’s pro rata share of any Current Property Taxes that the Transferring Party is obligated to timely pay pursuant to Section 3(c)(i)(C) hereof, and (2) the Transferee Party’s share as determined pursuant to this Section 3(c) of any Current Property Taxes that were paid by Transferring Party prior to the Asset Transfer Date but are attributable to periods on and after that date, in each case, that are shown on such invoice.

Section 4. Preparation and Filing of Tax Returns.

Section 4.01 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (taking into account extensions) by the Person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including by providing information required to be provided pursuant to Section 8.

Section 4.02 Parent’s Responsibility. Parent has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a) Parent Federal Consolidated Income Tax Returns for any Tax Periods ending on, before or after the Deconsolidation Date;

(b) Parent State Combined Income Tax Returns, Parent Foreign Combined Income Tax Returns and any other Joint Returns which Parent reasonably determines are required to be filed (or which Parent chooses to be filed) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date; provided, however, that Parent shall provide advance written notice of such determination to file such Parent State Combined Income Tax Returns, Parent Foreign Combined Income Tax Returns or other Joint Returns to CoalCo if the Tax Returns in such jurisdiction for such type of Tax for the immediately preceding taxable year were not filed on a consolidated, combined, unitary or other joint basis; and

(c) Parent Separate Returns and CoalCo Separate Returns which Parent reasonably determines are required to be filed by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date (limited, in the case of CoalCo Separate Returns, to such Returns for which the Due Date is on or before the Deconsolidation Date).

Section 4.03 CoalCo’s Responsibility. CoalCo shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the CoalCo Group other than those Tax Returns which Parent is required or entitled to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by CoalCo under this Section 4.03 shall include (a) any CoalCo Federal Consolidated Income Tax Return for Tax Periods ending after the Deconsolidation Date and (b) CoalCo Separate Returns for which the Due Date is after the Deconsolidation Date.

Section 4.04 Tax Accounting Practices.

(a) General Rule. Except as otherwise provided in Section 4.02(b), with respect to any Tax Return that CoalCo has the obligation and right to prepare and file, or cause to be prepared and filed, for any Pre-Deconsolidation Period or Straddle Period (or any Tax Period beginning after the Deconsolidation Date to the extent items reported on such Tax Return could reasonably be expected to affect items reported on any Tax Return that Parent has the obligation or right to prepare and file for any Pre-Deconsolidation Period or any Straddle Period), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question except to the extent otherwise required by applicable law. Except as otherwise provided in Section 4.02(b), Parent shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with reasonable Tax accounting practices selected by Parent.

(b) Reporting of Transactions. Except to the extent otherwise required by a change in applicable law or as a result of a Final Determination, (A) neither Parent nor CoalCo shall, and shall not permit or cause any member of its respective Group to, take any position that is inconsistent with either (x) the treatment of the Contribution and Distribution, taken together, as having Tax-Free Status (or analogous status under state or local law) or (y) the tax treatment of any of the Separation Transactions as having the treatment described in the Tax Opinions/Rulings and, (B) CoalCo shall not, and shall not permit or cause any member of the CoalCo Group to, take any position with respect to an item of income, deduction, gain, loss, or credit on a Tax Return, or otherwise treat such item in a manner which is inconsistent with the manner such item is reported on a Tax Return required to be prepared or filed by Parent pursuant to Section 4.02 hereof (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return).

Section 4.05 Consolidated or Combined Tax Returns. CoalCo will elect and join, and will cause its respective Affiliates to elect and join, in filing any Parent State Combined Income Tax Returns, Parent Foreign Combined Income Tax Returns and any other Joint Returns that Parent reasonably determines are required to be filed (or that Parent chooses to file) by the Companies or any of their Affiliates for Tax Periods ending on or before the Deconsolidation Date. With respect to any CoalCo Separate Returns relating to any Tax Period (or portion thereof) ending on or prior to the Distribution Date, CoalCo will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar Joint Returns, to the extent each entity is eligible to join in such Tax Returns, if Parent reasonably determines that the filing of such Tax Returns is consistent with past reporting practices, or, in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

Section 4.06 Right to Review Tax Returns.

(a) General. The Responsible Company with respect to any material Tax Return shall make such Tax Return (or the relevant portions thereof), related workpapers and other supporting documents available for review by the other Company, to the extent (i) such Tax Return relates to Taxes for which such other Company is or would reasonably be expected to be liable, (ii) such other Company is or would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the other Company would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) reasonably necessary for the other Company to confirm compliance with the terms of this Agreement. The Responsible Company shall use reasonable efforts to make such Tax Return, workpapers and other supporting documents available for review as required under this paragraph promptly once such Tax Return is materially complete, but in any event no later than three (3) weeks in advance of the Due Date for filing of such Tax Return, such that the other Party has a meaningful opportunity to review and comment on such Tax Return, and shall use reasonable efforts to have such Tax Return modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return. The Companies shall attempt in good faith to resolve any disagreement arising out of the review of such Tax Return and, failing such resolution, any disagreement shall be resolved in accordance with the disagreement resolution provisions of Section 14 as promptly as practicable.

(b) Execution of Tax Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by the other Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement unless there is at least a greater than 50% likelihood of prevailing on the merits for the Tax treatment of each item reported on the Tax Return.

Section 4.07 CoalCo Carryback Items and Claims for Refund. CoalCo hereby agrees that, unless Parent consents in writing (which consent shall not be unreasonably withheld), (i) no Adjustment Request with respect to any Tax Return with respect to which Parent is the Responsible Company (including any Joint Return) or any other Tax Return reflecting Taxes for which Parent is responsible under Section 2 or 3 hereof shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Deconsolidation Period with respect to any Tax Return with respect to which Parent is the Responsible Company (including any Joint Return) or any Tax Return reflecting both Taxes for which Parent is responsible under Section 2 or 3 hereof and Taxes for which CoalCo is responsible under Section 2 or 3 hereof any CoalCo Carryback Item arising in a Post-Deconsolidation Period shall be made by CoalCo and any of its Affiliates, and no affirmative election shall be made by CoalCo or any of its Affiliates to claim any such CoalCo Carryback Item; provided, however, that the parties agree that any such Adjustment Request shall be made with respect to any CoalCo Carryback Item related to U.S. federal or State Income Taxes, upon the reasonable request of CoalCo, if (x) such CoalCo Carryback Item is necessary to prevent the loss of the federal and/or state income Tax Benefit of such CoalCo Carryback Item (including, but not limited to, an Adjustment Request with respect to a CoalCo Carryback Item of a federal or State capital loss arising in a Post-Deconsolidation Period to a Pre-Deconsolidation Period) and (y) such Adjustment Request, based on Parent’s sole, reasonable determination, will cause no Tax detriment to Parent, the Parent Group or any member of the Parent Group. Any Adjustment Request which Parent consents to make under this Section 4.07 shall be prepared and filed by the Responsible Company for the Tax Return to be adjusted; provided, however, that, prior to the filing of any such Adjustment Request, Parent shall have the right to review such Adjustment Request together with any related workpapers and other supporting documentation.

Section 4.08 Apportionment of Earnings and Profits and Tax Attributes.

(a) If the Parent Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to CoalCo or the members of the CoalCo Group and treated as a carryover to the first Post-Deconsolidation Period of CoalCo (or such member) shall be determined by Parent in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.

(b) No Tax Attribute with respect to consolidated Federal Income Tax of the Parent Affiliated Group, other than those described in Section 4.08(a), and no Tax Attribute with respect to consolidated, combined or unitary state, local, or foreign Income Tax, in each case, arising in respect of a Joint Return shall be apportioned to CoalCo or any member of the CoalCo Group, except as Parent (or such member of the Parent Group as Parent shall designate) determines is otherwise required under applicable law.

(c) Parent (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to CoalCo or any member of the CoalCo Group in accordance with this Section 4.08 and applicable law and the amount of tax basis, earnings and profits, and “tax pools” to be apportioned to CoalCo or any member of the CoalCo Group in accordance with this Section 4.08 and applicable law, and shall provide written supporting documentation of the calculation thereof to CoalCo as soon as reasonably practicable after the information necessary to make such calculation becomes available to Parent. For the avoidance of doubt, Parent shall not be liable to CoalCo or any member of the CoalCo Group for any failure of any determination under this Section 4.08 to be accurate under applicable law.

(d) The written documentation delivered by Parent pursuant to Section 4.08(c) shall be binding on CoalCo and each member of the CoalCo Group and shall not be subject to dispute resolution. Except to the extent otherwise required by applicable law or pursuant to a Final Determination, CoalCo shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in such written documentation.

Section 5. Tax Payments.

Section 5.01 Payment of Taxes with Respect to Parent Federal Consolidated Income Tax Returns, Parent State Combined Income Tax Returns and Parent Foreign Combined Income Tax Returns. Parent shall pay (a) to the IRS any Tax due with respect to any Parent Federal Consolidated Income Tax Return (including any Federal Income Tax due from the Parent Affiliated Group that is required to be paid as a result of an adjustment to a Parent Federal Consolidated Income Tax Return) and (b) to the applicable Tax Authority any Tax due with respect to any Parent State Combined Income Tax Return or Parent Foreign Combined Income Tax Returns (including any State Income Tax due that is required to be paid as a result of an adjustment to a Parent State Combined Income Tax Return or Foreign Income Tax due that is required to be paid as a result of an adjustment to a Parent Foreign Combined Income Tax Returns).

Section 5.02 Payment of Taxes with Respect to Joint Returns (Other Than a Parent Federal Consolidated Income Tax Return, Parent State Combined Income Tax Return or Parent Foreign Combined Income Tax Return) and Certain Returns of Other Taxes. In the case of (I) any Joint Return (other than a Parent Federal Consolidated Income Tax Return, Parent State Combined Income Tax Return, or Parent Foreign Combined Income Tax Return) and (II) any Tax Return of Other Taxes reflecting Taxes for which both Parent and CoalCo are responsible under Section 2 (other than Tax Returns described in Section 2.03(c)(ii), which shall be governed by Section 3(c)):

(a) Payment of Tax Due. The Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting and reporting practices, as applicable) with respect to any Tax Return on the Payment Date for such Tax Return. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date. The Responsible Company shall provide notice to the other Company setting forth such other Company’s responsibility for the amount of Taxes paid to the Tax Authority and provide proof of payment of such Taxes.

(b) Computation and Payment of Liability With Respect To Tax Due. Within 30 days following the earlier of (i) the Due Date for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if Parent is the Responsible Company, then CoalCo shall pay to Parent the amount, if any, allocable to the CoalCo Group under the provisions of this Agreement, and if CoalCo is the Responsible Company, then Parent shall pay to CoalCo the amount, if any, allocable to the Parent Group under the provisions of this Agreement, in each case, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the earlier of (i) the Due Date of the Tax Return or (ii) the date on which such Tax Return is filed, to the date of payment. For the avoidance of doubt, however, (x) the 30-day period described herein shall not commence unless and until the Responsible Company notifies the other Company pursuant to Section 5.02(a) hereof, and (y) interest shall not accrue during any time period where such notification has not been received, unless such notification is received within the 30-day period described herein, in which case interest shall accrue beginning on the earlier of (i) the Due Date of the Tax Return or (ii) the date on which such Tax Return is filed.

(c) Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to such Final Determination. The Responsible Company shall compute the amount attributable to the CoalCo Group or the Parent Group (as the case may be) in accordance with this Agreement and CoalCo shall pay to Parent any amount due Parent (or Parent shall pay CoalCo any amount due CoalCo) under this Agreement within 30 days from the later of (i) the date the additional Tax was paid by the Responsible Company or, in an instance where no cash payment is due to a Tax Authority, the date of such Final Determination, or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.02(c) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the Responsible Company (or, in an instance where no cash payment is due to a Tax Authority, the date of such Final Determination) to the date of the payment under this Section 5.02(c).

(d) Notwithstanding anything to the contrary herein, if the amount to be paid pursuant to Section 5.02(b) or (c) (in each case, excluding interest) is in excess of $1 million, then, no later than the later of (i) 5 business days after the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by a statement detailing the Taxes required to be paid and (ii) 3 business days prior to the Due Date for the payment of such Tax, CoalCo shall pay to Parent any amount due Parent (or Parent shall pay CoalCo any amount due CoalCo) under Section 2 hereof.

Section 5.03 Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company’s Group with respect to a Separate Return of Income Taxes and with respect to a Separate Return of Other Taxes (provided that Separate Returns of Other Taxes described in clause (II) of Section 5.02 shall be governed by Section 5.02).

Section 5.04 Indemnification Payments.

(a) If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within 90 days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.04. Notwithstanding anything to the contrary herein, if the amount to be paid pursuant to this Section 5.04 excluding interest is in excess of $10 million, then, no later than the later of (i) five business days after delivery by the Payor to the Required Party of an invoice for the amount due, sent by Federal Express or the equivalent with tracking receipt, accompanied by a statement detailing the Taxes required to be paid and describing in reasonable detail the particulars relating thereto, and (ii) three business days prior to the Due Date for the payment of such Tax, the Required Party shall pay the Payor.

(b) All indemnification payments under this Agreement shall be made by Parent directly to CoalCo and by CoalCo directly to Parent; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the CoalCo Group, on the other hand, and vice versa.

Section 6. Tax Benefits.

Section 6.01 Tax Benefits.

(a) Except as set forth below, Parent shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which Parent is liable hereunder, CoalCo shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which CoalCo is liable hereunder and a Company receiving a Refund to which another Company is entitled hereunder in whole or in part shall pay over such Refund (or portion thereof) to such other Company within 90 days after such Refund is received (together with interest computed at the Prime Rate based on the number of days from the date the Refund was received to the date the Refund was paid over).

(b) CoalCo shall be entitled to any Refund that is attributable to, and would not have arisen but for, a CoalCo Carryback Item pursuant to the proviso set forth in Section 4.07; provided, however, CoalCo shall indemnify and hold the members of the Parent Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Parent Group or an Affiliate thereof if (x) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (y) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been utilized but for such Carryback. Any such payment of such Refund made by Parent to CoalCo pursuant to this Section 6.01(b) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Parent Group Tax Attribute to a Tax Period in respect of which such Refund is received) that would affect the amount to which CoalCo is entitled, and an appropriate adjusting payment shall be made by CoalCo to Parent such that the aggregate amount paid pursuant to this Section 6.01(b) equals such recalculated amount (with interest computed at the Prime Rate).

Section 6.02 Parent and CoalCo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation. The allocation of Tax deductions and obligations related to Tax reporting and withholding, in each case, with respect to options to purchase Parent or CoalCo stock or settlement of restricted stock awards, restricted stock units or performance stock unit awards, in each case, following the Distribution, with respect to Parent stock or SpinCo stock shall be governed by the Employee Matters Agreement.

Section 7. Tax-Free Status.

Section 7.01 Representations.

(a) Each of Parent and CoalCo hereby represents and warrants that (A) it has reviewed the Ruling Request, the Representation Letters, and the Tax Opinions/Rulings, and (B) subject to any qualifications therein, all information, representations and covenants contained in such Representation Letters that relate to such Company or any member of its Group are true, correct and complete.

(b) Each of Parent and CoalCo hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of its Group to take or fail to take any action), in each case, from and after the Distribution Date that could reasonably be expected to cause any representation or factual statement made in this Agreement, the Separation and Distribution Agreement, the Ruling Request, the Representation Letters or any of the other Ancillary Agreements to be untrue.

(c) CoalCo hereby represents and warrants that, during the two-year period ending on the Distribution Date, there was no “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are used or defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the CoalCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the CoalCo Capital Stock (or any predecessor); provided, however, that no representation is made regarding any such “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are used or defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of Parent.

Section 7.02 Restrictions on CoalCo.

(a) CoalCo agrees that it will not take or fail to take, or cause or permit any member of the CoalCo Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the other Ancillary Agreements, the Ruling Request, any Representation Letter, or the Tax Opinions/Rulings. CoalCo agrees that it will not take or fail to take, or permit any member of the CoalCo Group to take or fail to take, any action which prevents or could reasonably be expected to prevent (i) Tax-Free Status or (ii) any Separation Transaction from having the tax treatment described in the Tax Opinions/Rulings.

(b) Reserved.

(c) CoalCo agrees that, from the date hereof until the first day after the Restriction Period, it will (i) maintain its status as a company engaged in the CoalCo Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the CoalCo Active Trade or Business for purposes of Section 355(b)(2) of the Code.

(d) CoalCo agrees that, from the date hereof until the first day after the Restriction Period, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent CoalCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (a) redeeming rights under a shareholder rights plan, (b) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (c) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of CoalCo’s charter or bylaws or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions (A) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to CoalCo pursuant to the Contribution, (B) sell or transfer, or cause or permit to be sold or transferred, 30% or more of the gross assets of the CoalCo Active Trade or Business, (C) sell or transfer 30% or more of the gross assets of the Retained PAMC Business, or (D) sell or transfer 30% or more of the consolidated gross assets of CoalCo and its Affiliates (in each case, such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through a CoalCo Affiliate) any CoalCo stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of CoalCo Capital Stock (including, without limitation, through the conversion of one class of CoalCo Capital Stock into another class of CoalCo Capital Stock), or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in the Ruling Request, the Representation Letters, or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more persons to acquire, directly or indirectly, stock representing a Fifty-Percent or Greater Interest in CoalCo or otherwise jeopardize the Tax-Free Status of the Contribution or the Distribution unless, in each case, prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) CoalCo shall have requested that Parent obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or any other applicable Tax Authority (a “Post-Distribution Ruling”) in accordance with Section 7.04(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and Parent shall have received such a Post-Distribution Ruling in form and substance satisfactory to Parent in its sole and absolute discretion (and in determining whether a Post-Distribution Ruling is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Post-Distribution Ruling), or (B) CoalCo shall provide Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and Parent may determine that no opinion would be acceptable to Parent) or (C) Parent shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.

(e) Certain Issuances of CoalCo Capital Stock. If CoalCo proposes to enter into any Section 7.02(e) Acquisition Transaction or, to the extent CoalCo has the right to prohibit any Section 7.02(e) Acquisition Transaction, proposes to permit any Section 7.02(e) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the Restriction Period, CoalCo shall provide Parent, no later than ten days following the signing of any written agreement with respect to the Section 7.02(e) Acquisition Transaction, with a written description of such transaction (including the type and amount of CoalCo Capital Stock to be issued in such transaction) and a certificate of the Chief Financial Officer of CoalCo to the effect that the Section 7.02(e) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(d) apply (a “CFO Certificate”).

Section 7.03 Restrictions on Parent. Parent agrees that it will not take or fail to take, or cause or permit any member of the Parent Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the other Ancillary Agreements, the Ruling Request, any Representation Letters, or the Tax Opinions/Rulings. Parent agrees that it will not take or fail to take, or cause or permit any member of the Parent Group to take or fail to take, any action which prevents or could reasonably be expected to prevent (i) Tax-Free Status or (ii) any Separation Transaction from having the tax treatment described in the Tax Opinions/Rulings.

Section 7.04 Procedures Regarding Opinions and Post-Distribution Rulings.

(a) If CoalCo notifies Parent that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(d) (a “Notified Action”), Parent and CoalCo shall reasonably cooperate to attempt to obtain the Post-Distribution Ruling or Unqualified Tax Opinion referred to in Section 7.02(d), unless Parent shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.

(b) Post-Distribution Rulings or Unqualified Tax Opinions at CoalCo’s Request. At the reasonable request of CoalCo pursuant to Section 7.02(d), Parent shall cooperate with CoalCo and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Post-Distribution Ruling from the IRS (and/or any other applicable Tax Authority, or if applicable, a supplemental private letter ruling) or cooperate with CoalCo to enable CoalCo to obtain an Unqualified Tax Opinion for the purpose of permitting CoalCo to take the Notified Action. Further, in no event shall Parent be required to file any request for a Post-Distribution Ruling under this Section 7.04(b) unless CoalCo represents that (A) it has reviewed the request for such Post-Distribution Ruling, and (B) all information and representations, if any, relating to any member of the CoalCo Group, contained in the related Post-Distribution Ruling documents are (subject to any qualifications therein) true, correct and complete. CoalCo shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by CoalCo within ten business days after receiving an invoice from Parent therefor.

(c) Post-Distribution Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to obtain a Post-Distribution Ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or any other applicable Tax Authority or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, CoalCo shall (and shall cause each Affiliate of CoalCo to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS, or other applicable Tax Authority, or Tax Advisor; provided that CoalCo shall not be required to make (or cause any Affiliate of CoalCo to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Parent shall reimburse CoalCo for all reasonable costs and expenses incurred by the CoalCo Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by Parent within ten business days after receiving an invoice from CoalCo therefor.

(d) CoalCo hereby agrees that Parent shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling pursuant to Section 7.04(b) or (c), and that only Parent shall apply for such a Post-Distribution Ruling. In connection with obtaining a Post-Distribution Ruling pursuant to Section 7.04(b), (A) Parent shall keep CoalCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any related Post-Distribution Ruling documents provide CoalCo with a draft copy thereof, (2) reasonably consider CoalCo’s comments on such draft copy, and (3) provide CoalCo with a final copy; and (C) Parent shall provide CoalCo with notice reasonably in advance of, and CoalCo shall have the right to attend, any formally scheduled meetings with the IRS or other applicable Tax Authority (subject to the approval of the IRS or other applicable Tax Authority) that relate to such Post-Distribution Ruling. Neither CoalCo nor any CoalCo Affiliate directly or indirectly controlled by CoalCo shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution or the Distribution (including the impact of any transaction on the Contribution or Distribution, as applicable).

Section 7.05 Liability for Tax-Related Losses.

(a) Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), CoalCo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution or the Distribution) of all or a portion of CoalCo’s Capital Stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are used or defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the CoalCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of CoalCo representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by CoalCo after the Distribution (including, without limitation, any amendment to CoalCo’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of CoalCo stock (including, without limitation, through the conversion of one class of CoalCo Capital Stock into another class of CoalCo Capital Stock), (D) any act or failure to act by CoalCo or any CoalCo Affiliate described in Section 7.02 (regardless whether such act or failure to act is covered by a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 7.02(d) or a CFO Certificate described in Section 7.02(e)) or (E) any breach by CoalCo of its agreements and representations set forth in Section 7.01.

(b) Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), Parent shall be responsible for, and shall indemnify and hold harmless CoalCo and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution or the Distribution) of all or a portion of Parent’s stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any “agreement”, “understanding”, “arrangement”, “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Parent Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of Parent representing a Fifty-Percent or Greater Interest therein, (C) any act or failure to act by Parent or a member of the Parent Group described in Section 7.03 or (D) any breach by Parent of its agreements and representations set forth in Section 7.01(a).

(c) Miscellaneous.

(i) To the extent that any Tax-Related Loss is subject to indemnity under both Sections 7.05(a) and (b), responsibility for such Tax-Related Loss shall be shared by Parent and CoalCo according to relative fault.

(ii) Notwithstanding anything in Section 7.05(b) or (c)(i) or any other provision of this Agreement or the Separation and Distribution Agreement to the contrary:

(A) with respect to (I) any Tax-Related Loss resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Parent) and (II) any other Tax-Related Loss resulting, in whole or in part, from an acquisition after the Distribution of any stock or assets of CoalCo (or any CoalCo Affiliate) by any means whatsoever by any Person or any action or failure to act by CoalCo affecting the voting rights of CoalCo (or the application of Section 355(h) by reason of any action or fact relating to CoalCo), CoalCo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss;

(B) for purposes of calculating the amount and timing of any Tax-Related Loss for which CoalCo is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that Parent, the Parent Affiliated Group and each member of the Parent Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year; and

(C) for purposes of calculating the amount and timing of any Tax-Related Loss for which Parent is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that CoalCo, the CoalCo Group and each member of the CoalCo Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

(d) CoalCo shall pay Parent the amount of any Tax-Related Losses for which CoalCo is responsible under this Section 7.05: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than two business days prior to the date Parent files, or causes to be filed, the applicable Tax Return for the year of the Contribution or Distribution, as applicable (the “Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then CoalCo shall pay Parent no later than two business days prior to the Due Date for making payment with respect to such Final Determination) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than two business days after the date Parent pays such Tax-Related Losses. Parent shall pay CoalCo the amount of any Tax-Related Losses (described in clause (ii) or (iii) of the definition of Tax-Related Loss) for which Parent is responsible under this Section 7.05 no later than two business days after the date CoalCo pays such Tax-Related Losses. Each Party shall have the right to review the calculation of any Tax-Related Losses prepared by the other Party, including any related workpapers and other supporting documentation.

Section 7.06 Section 336(e) Election. If Parent determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the Distribution, CoalCo shall (and shall cause the relevant member of the CoalCo Group to) join with Parent or the relevant member of the Parent Group in the making of such election and shall take any action reasonably requested by Parent or that is otherwise necessary to give effect to such election (including making any other related election). If a Section 336(e) Election is made with respect to the Distribution, then this Agreement shall be amended in such a manner as is determined by Parent in good faith to take into account such Section 336(e) Election (including by requiring that, in the event the Contribution and Distribution fail to have Tax-Free Status and Parent is not entitled to indemnification for the Tax-Related Losses arising from such failure, CoalCo shall pay over to Parent any Tax Benefits actually realized in cash by the CoalCo Group or any member of the CoalCo Group arising from the step-up in Tax basis resulting from the Section 336(e) Election); provided, such amounts payable shall be reduced by all reasonable costs incurred by CoalCo to amend any Tax Returns or other governmental filings related to such Section 336(e) Election.

Section 8. Assistance and Cooperation.

Section 8.01 Assistance and Cooperation.

(a) Each of the Companies shall provide (and cause its Affiliates to provide) the other and its agents, including accounting firms and legal counsel, with such cooperation or information as such other Company reasonably requests in connection with Tax matters relating to the Companies and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Company and its Affiliates as provided in Section 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b) Any information or documents provided under this Section 8 or Section 9 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Parent nor any Parent Affiliate shall be required to provide CoalCo or any CoalCo Affiliate or any other Person access to or copies of any information (including the proceedings of any Tax Contest) other than information that relates solely to CoalCo, the business or assets of CoalCo, or any CoalCo Affiliate and (ii) in no event shall either of the Companies or any of its respective Affiliates be required to provide the other Company or any of its respective Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that either Company determines that the provision of any information to the other Company or its Affiliates could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 or Section 9 in a manner that avoids any such harm or consequence.

Section 8.02 Income Tax Return Information. CoalCo and Parent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or CoalCo pursuant to Section 8.01 or this Section 8.02. CoalCo and Parent acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Parent or CoalCo could cause irreparable harm. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

Section 8.03 Reliance by Parent. If any member of the CoalCo Group supplies information to a member of the Parent Group in connection with a Tax liability and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of CoalCo (or any officer of CoalCo as designated by the chief financial officer of CoalCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. CoalCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the CoalCo Group having supplied, pursuant to this Section 8, a member of the Parent Group with inaccurate or incomplete information in connection with a Tax liability.

Section 8.04 Reliance by CoalCo. If any member of the Parent Group supplies information to a member of the CoalCo Group in connection with a Tax liability and an officer of a member of the CoalCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the CoalCo Group identifying the information being so relied upon, the chief financial officer of Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the CoalCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Section 8, a member of the CoalCo Group with inaccurate or incomplete information in connection with a Tax liability.

Section 9. Tax Records.

Section 9.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records (including emails and other digitally stored materials) exclusively relating to the assets and activities of its Group for Pre-Deconsolidation Periods, and Parent shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Deconsolidation Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon 90 days’ prior written notice to the other Company. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 90 days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail the files, books, or other records being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records, and the other Company will then dispose of the same Tax Records. If, at any time prior to the Retention Date, a Company determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Company may decommission or discontinue such program or system upon 90 days’ prior notice to the other Company, and the other Company shall have the opportunity, at its cost and expense, to copy, within such 90-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 9.02 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case, to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement. To the extent any Tax Records are required to be or are otherwise transferred by the Companies or their respective Affiliates to any Person other than an Affiliate, the Company or its respective Affiliates shall transfer such records to the other Company at such time.

Section 9.03 Preservation of Privilege. The parties hereto agree to (and to cause the applicable members of their respective Groups to) cooperate and use commercially reasonable efforts to maintain Privilege with respect to any documentation relating to Taxes existing prior to the Distribution Date or Tax-Related Losses to which Privilege may reasonably be asserted (any such documentation, “Privileged Documentation”), including by executing joint defense and/or common interest agreements where necessary or useful for this purpose. No member of the CoalCo Group shall provide access to or copies of, or otherwise disclose to any Person, any Privileged Documentation without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. No member of the Parent Group shall provide access to or copies of or otherwise disclose to any Person any Privileged Documentation without the prior written consent of CoalCo, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding any of the foregoing, in the event that (x) any Governmental Authority requests, outside of normal working hours, that either Company (or any of its Affiliates) provide to such Governmental Authority access to or copies of or otherwise disclose any Privileged Documentation, (y) immediate compliance with such request is required under applicable Law, and (z) such Company attempts in good faith to obtain the prior written consent of the other Company but is not able to do so, then such Company shall be permitted to comply with such request by such Governmental Authority without obtaining the prior written consent of the other Company and shall as promptly as practicable inform the other Company of such request and the access and/or disclosure provided pursuant thereto.

Section 10. Tax Contests.

Section 10.01 Notice. Each of the Companies shall provide prompt notice, within five business days, by Federal Express or the equivalent with tracking receipt, to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it may be entitled to indemnification by the other Company hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. The failure of one Company to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve such other Company of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure timely to provide such notification actually prejudices the ability of such other Company to contest such Tax liability or increases the amount of such Tax liability.

Section 10.02 Control of Tax Contests.

(a) Separate Company Tax Returns.

(i) Pre-Deconsolidation Date and Straddle Period Separate Returns. In the case of any Tax Contest with respect to any Separate Return (including any Separate Return with respect to Other Taxes) for any Tax Period ending on or prior to the Distribution Date or any Straddle Period, Parent (in the case of any such Separate Return filed with respect to any Person that, following the Distribution, is a member of the Parent Group) or CoalCo (in the case of any such Separate Return filed with respect to any Person that, following the Distribution, is a member of the CoalCo group), as applicable, shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(d), 10.02(e), and 10.02(f) below. Notwithstanding the foregoing, however, in the case of any Tax Contest with respect to any Separate Return described in the proviso in Section 2.03(c), if as a result of such Tax Contest, the Party who is not responsible for filing such Separate Return pursuant to Section 4.02(c) or Section 4.03, as applicable, could reasonably be expected to become liable for an amount of Tax pursuant to Section 2.03(c) or Section 3(c), then the Party expected to bear the greater Tax liability as a result of the Tax Contest shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(d) and 10.02(e) below.

(ii) Post-Deconsolidation Date Separate Returns. In the case of any Tax Contest with respect to any Separate Return (including any Separate Return with respect to Other Taxes) for any Tax Period beginning after the Distribution Date, the Responsible Company shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e) below.

(b) Parent Federal Consolidated Income Tax Returns. In the case of any Tax Contest with respect to any Parent Federal Consolidated Income Tax Return, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(d) and 10.02(f)(i) below.

(c) Parent State Combined Income Tax Returns, Parent Foreign Combined Income Tax Returns, and Other Joint Returns. In the case of any Tax Contest with respect to any Parent State Combined Income Tax Return, any Parent Foreign Combined Income Tax Return or any Joint Return with respect to Other Taxes, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(d) and 10.02(f)(i) below.

(d) CoalCo Rights. In the case of any Tax Contest with respect to any Tax Return described in Section 10.02(a), (b), or (c) (other than any Separate Return described in Section 10.02(a)(ii)), if (x) as a result of such Tax Contest, CoalCo could reasonably be expected to become liable for an amount of Tax in excess of $1 million and (y) Parent has control of such Tax Contest pursuant to Section 10.02(a), (b), or (c), as applicable, then (i) Parent shall consult with CoalCo reasonably in advance of taking any significant action in connection with such Tax Contest, (ii) Parent shall consult with CoalCo and offer CoalCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (iii) Parent shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (iv) CoalCo shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority.

(e) Parent Rights. In the case of any Tax Contest with respect to any Tax Return described in Section 10.02(a), if (x) as a result of such Tax Contest, Parent could reasonably be expected to become liable for an amount of Tax in excess of $1 million and (y) CoalCo has the right to control such Tax Contest pursuant to Section 10.02(a), then (i) CoalCo shall consult with Parent reasonably in advance of taking any significant action in connection with such Tax Contest, (ii) CoalCo shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (iii) CoalCo shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (iv) Parent shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (v) CoalCo shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld.

(f) Distribution-Related Tax Contests.

(i) In the event of any Distribution-Related Tax Contest as a result of which CoalCo could reasonably be expected to become liable for any Tax or Tax-Related Losses and which Parent has the right to administer and control pursuant to Section 10.02(a), (b), or (c) above, (A) Parent shall consult with CoalCo reasonably in advance of taking any significant action in connection with such Tax Contest, (B) Parent shall offer CoalCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) Parent shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (D) Parent shall provide CoalCo copies of any written materials relating to such Tax Contest received from the relevant Tax Authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Distribution-Related Tax Contest shall be made in the sole discretion of Parent and shall be final and not subject to the dispute resolution provisions of Article VII of the Separation and Distribution Agreement or Section 14 hereof.

(ii) In the event of any Distribution-Related Tax Contest with respect to any CoalCo Separate Return, (A) CoalCo shall consult with Parent reasonably in advance of taking any significant action in connection with such Tax Contest, (B) CoalCo shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) CoalCo shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (D) Parent shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (E) CoalCo shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld.

(g) Power of Attorney.

(i) Each member of the CoalCo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest (as to which Parent is the Controlling Party) described in this Section 10.

(ii) Each member of the Parent Group shall execute and deliver to CoalCo (or such member of the CoalCo Group as CoalCo shall designate) any power of attorney or other similar document reasonably requested by CoalCo (or such designee) in connection with any Tax Contest (as to which CoalCo is the Controlling Party) described in this Section 10.

Section 11. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the Effective Time. As of the Effective Time, (i) all prior intercompany Tax allocation agreements or arrangements solely between or among one or more members of the Parent Group, on the one hand, and one or more members of the CoalCo Group, on the other hand, shall be terminated, and (ii) amounts due under such agreements as of the date on which the Effective Time occurs shall be settled as of the Effective Time. Upon such termination and settlement, no further payments by or to any member of the Parent Group or by or to any member of the CoalCo Group, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement; provided that to the extent appropriate, as determined by Parent, payments made pursuant to such agreements shall be credited to CoalCo or Parent, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.

Section 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13. Treatment of Payments; Tax Gross Up.

Section 13.01 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat, (i) any indemnity payment required by this Agreement or by the Separation and Distribution Agreement as either a contribution by Parent to CoalCo or a distribution by CoalCo to Parent, as the case may be, occurring immediately prior to the Distribution; and (ii) any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment.

Section 13.02 Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement or the Separation and Distribution Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive.

Section 13.03 Interest. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 14. Disagreements.

Section 14.01 Interaction with Article VII of the Separation and Distribution Agreement. In the event of any dispute between any member of the Parent Group and any member of the CoalCo Group as to any matter covered by this Agreement, the Companies shall agree as to whether such dispute shall be governed by the procedures set forth in Section 14.02 of this Agreement or in Article VII of the Separation and Distribution Agreement. If the Parties cannot agree within thirty (30) days from the time such dispute arises as to which procedure will govern such dispute, such disagreement shall be resolved pursuant to Article VII of the Separation and Distribution Agreement.

Section 14.02 Dispute Resolution. With respect to any dispute governed by this Section 14.02, the Companies shall appoint a nationally recognized “Big Four” independent public accounting firm (other than the current auditing firm of Parent or CoalCo) (the “Accounting Firm”) to resolve such dispute. The Companies shall cooperate in good faith in jointly selecting the Accounting Firm. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Parent and CoalCo and their respective Representatives, and not by independent review, shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Company only. The Companies shall require the Accounting Firm to resolve all disputes no later than fifteen (15) days after the submission of such dispute to the Accounting Firm, but in no event later than the relevant Payment Date, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Companies. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. To the extent not inconsistent with this Agreement, the Accounting Firm shall resolve all disputes in a manner consistent with the Past Practices of Parent and the members of the Parent Group, except as otherwise required by applicable Law. The Companies shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Company. Notwithstanding the foregoing provisions of this Section 14, a Party may seek preliminary provisional or injunctive judicial relief with respect to any dispute under this Agreement without first complying with the procedures set forth in this Section 14 (or Article VII of the Separation and Distribution Agreement) if such action is reasonably necessary to avoid irreparable damage.

Section 15. Late Payments. Any amount owed by one Party to another Party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 15 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 15 or the interest rate provided under such other provision.

Section 16. Expenses. Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17. General Provisions.

Section 17.01 Addresses and Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service or by registered or certified mail postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17.01):

If to Parent, to: Stephanie Gill

CONSOL Energy Inc.

1000 CONSOL Energy Drive

Canonsburg, PA 15317

Attention: Chief Legal Officer

Phone: (724) 485-4234

If to CoalCo, to: Martha Wiegand

CONSOL Mining Corporation

1000 CONSOL Energy Drive

Canonsburg, PA 15317

Attn: Chief Legal Officer

Phone: (724) 485-4009

A Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 17.02 Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided, that neither Party nor any such Party thereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

Section 17.03 Waiver. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 17.04 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 17.05 Authority. Parent represents on behalf of itself and each other member of the Parent Group, and CoalCo represents on behalf of itself and each other member of the CoalCo Group, as follows: (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 17.06 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 10.

Section 17.07 Integration. This Agreement, the other Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of any inconsistency between this Agreement, the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 17.08 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 17.09 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 17.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Each Party acknowledges that it and each other Party may be executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 17.11 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 17.12 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 17.13 Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 17.14 CoalCo Subsidiaries. If, at any time, CoalCo acquires or creates one or more subsidiaries that are includable in the CoalCo Group, they shall be subject to this Agreement and all references to the CoalCo Group herein shall thereafter include a reference to such subsidiaries.

Section 17.15 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of Parent, or CoalCo succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement.

Section 17.16 Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

CONSOL ENERGY INC.

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Executive Vice President and Chief Administrative Officer

CONSOL MINING CORPORATION

By:	/s/ James A. Brock
Name:	James A. Brock
Title:	Chief Executive Officer

[Signature Page to Tax Matters Agreement]